Exhibit 107

Filing Fee Table

           F-1

(Form Type)

ANTELOPE ENTERPRISE HOLDINGS LIMITED

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

			Fee		Proposed	Proposed
			Calculation		Maximum	Maximum
		Security	or Carry		Offering	Aggregate			Amount of
	Security	Class	Forward	Amount	Price Per	Offering			Registration
	Type	Title	Rule	Registered	Unit	Price		Rate	Fee
	Equity	Class A ordinary shares, no par value each (2)	Rule 457(c) and Rule 457(g)	30,000,000	$1.38	$41,400,000.00	(1)	0.00014760	$6,110.64
Fees to Be Paid	Equity	Class A ordinary shares underlying the warrants, no par value each (3)	Rule 457(g)	1,300,000	$1.10	$1,430,000.00	(2)	0.00014760	$211.07
	Total Offering Amounts					$42,830,000.00			$6,321.71
	Total Fees Previously Paid								$0
	Total Fee Offset								$0
	Net Fee Due								$6,321.71

(1)

Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”). The Proposed Maximum Offering Price Per Share for the 30,000,000 Class A ordinary shares, no par value each, is the average of the high price ($1.44) and low price ($1.32) for the Registrant’s Ordinary Shares as reported on the Nasdaq Capital Market on May 16, 2024.

(2)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(g) under the Securities Act of 1933, as amended (the “Securities Act”). The Proposed Maximum Offering Price Per Share for the 1,300,000 Class A ordinary shares underlying the warrants is the $1.10, which is the initial exercise price of the warrants.

(3)	Represents 30,000,000 Class A Ordinary Shares issuable pursuant to the subscription agreements, dated March 25, 2024, from time to time after the date of this prospectus.

(4)	Represents 1,300,000 Class A Ordinary Shares issuable upon exercise of certain outstanding warrants issued on February 23, 2024.